Exhibit 1.20
FORM OF CD BROKERAGE AGREEMENT
     BROKERAGE AGREEMENT (“the Agreement”) dated                     , 20___, between Goldman Sachs Bank USA, an industrial bank organized under the laws of the State of Utah (the “Depository”) and [Name of institution], a                      organized under the laws of                      (“Broker”).
     WHEREAS, the Depository desires to offer to Broker customers from time to time its certificates of deposit and/or callable certificates of deposit with terms and conditions as may be agreed upon by the parties (hereinafter called collectively the “CDs”); [and]
     WHEREAS, Broker is willing to act as a broker in effecting sales of CDs offered by the Depository from time to time to Broker’s customers (each, a “Purchaser”)[; and]
     [WHEREAS, Broker may enter into selling group agreements (each, a “Selling Group Agreement”) with one or more financial institutions (each, a “Selling Group Member” or “Member” and, collectively, the “Selling Group”) to participate with Broker in effecting sales of such offered CDs, by selling such CDs, in the case of each Selling Group member, to customers of such Member (each such customer, also a “Purchaser”)].
     NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Depository and Broker agree as follows:
     1. Appointment of Broker. [(a)] The Depository hereby appoints Broker on a non-exclusive basis as its broker for the purpose of selling CDs as hereinabove set forth. Broker will act as agent for its customers [and the customers of the Selling Group] in purchasing the CDs; provided that Broker may, at its option, act as principal in effecting sales of CDs hereunder, in which case all provisions hereof will remain in effect. Broker [and the Selling Group] will not offer CDs in such market areas, if any, as the Depository may from time to time designate in writing to Broker. Broker agrees that it will not offer, sell or deliver, directly or indirectly, any of the CDs in or from any jurisdiction outside the United States or its territories except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Depository except as contained in this Agreement. [The Selling Group will not include such parties as the Depository may from time to time designate in writing to Broker.]
          [(b) Broker represents, warrants and covenants to the Depository (i) that each Selling Group Member has signed or will sign a Selling Group Agreement before offering the CDs for sale and Broker will not offer or sell CDs through any party other than a Selling Group Member that has signed a Selling Group Agreement; (ii) that each Selling Group Agreement (including any material amendment thereto) shall be in a form approved by the Depository before it is executed by the relevant Member, Broker will provide the Depository with a signed copy of each Selling Group Agreement (including any material amendment thereto) promptly after it is signed by Broker and the relevant Member and Broker will not waive compliance by any Member with its Selling Group Agreement in any material respect without the prior written approval of the Depository; and (iii) Broker will forward to the Selling Group any information provided to it by the Depository for distribution to Purchasers or prospective Purchasers and direct the Selling Group to forward such information to their respective customers to whom they offer CDs for sale.]
     2. Terms of CDs. Each CD shall be issued by the Depository on such terms and conditions as are indicated in a negotiable master certificate (the “Master Certificate”) in the form agreed upon by the Depository and Broker prior to the offering of the CD.
     3. Procedures for Effecting Sales of CDs.
          (a) At the date hereof, the Depository will submit to Broker (i) one executed copy of this Agreement, (ii) a certificate listing the Depository’s employees authorized to enter into transactions under this Agreement (the “Incumbency Certificate”), and (iii) the Patriot Act questionnaire.
          (b) The Depository may from time to time advise Broker that the Depository is willing to effect an offering of CDs on certain terms and conditions, including the days on which the CDs will be offered (the “Offering Period”). Prior to any offering of CDs, the Depository and Broker will establish the amount, term and effective interest rate on the CDs proposed to be offered by the Depository on the trade date (“Trade Date”) for settlement on a date agreed upon by the Depository and Broker (the “Settlement Date”); provided that Broker shall have the right to refuse to purchase and pay for any CD on the terms and conditions originally agreed upon by the Depository and Broker, if (i) there has been, since Trade Date, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Depository and its affiliates considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) there shall have occurred since Trade Date, any outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in this clause (ii) in the judgment of Broker makes it impracticable or inadvisable to proceed with the solicitation of offers to purchase the CD or the purchase of the CD, or (iii) since Trade Date, a suspension or material limitation in trading in securities generally on the New York Stock Exchange or a suspension or material limitation in trading in The Goldman Sachs Group, Inc. securities on the New York Stock Exchange, or (iv) since Trade Date a general moratorium on commercial banking activities shall have been declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred. Unless the parties agree to confirm the terms and conditions by other means, Broker will confirm the terms and conditions of the offering by delivering to the Depository a term sheet.
          (c) Broker will advise the Depository on or before [1:00 p.m.] New York time, at least two Business Days (as defined below) prior to any Settlement Date, or such other date preceding the Settlement Date as shall be agreed upon by the parties, of the aggregate principal amount of CDs sold during the preceding week and of the number of CDs to be issued by the Depository on the Settlement Date and the aggregate purchase price for the CDs sold on such Settlement Date.
          (d) Broker will effect transfer to the Depository of the aggregate purchase price for the CDs sold, on or before [3:00 p.m.], New York time, on the Settlement Date, by remitting to the Depository’s pre-designated bank account, Federal Funds in an amount equal to the aggregate purchase price of such CDs (less an amount equal to the compensation payable to Broker in respect of such CDs); provided, however, that such deduction from the proceeds of the sale of the CDs remitted hereunder shall not affect the aggregate principal amount of such CDs reflected on the Depository’s records and the Master Certificate. Broker’s obligation to transfer the funds to the Depository in accordance with this Section 3(d) is conditioned upon the delivery by the Depository to DTC of the executed Master Certificate in proper form, on or before [12:00 noon], New York time, on the Settlement Date.
     In the event that the funds are not delivered to the Depository by the time indicated in this Section 3(d), so that the Depository will be unable to invest the funds overnight, Broker will compensate the Depository for an amount equal to interest calculated on the amount of funds which should have been so delivered to the Depository, at the “Federal Funds (Effective)” rate of interest as published by the Board of Governors of the Federal Reserve System in the H.15 (519) publication entitled “Selected Interest Rates” (or comparable successor publication) for the applicable day such amount is owed or as mutually agreed by Broker and the Depository in writing. A payment error shall include the failure of Broker to deliver the aggregate purchase price (less an amount equal to the applicable compensation) to the Depository pursuant to this Section 3(d) in time for the Depository to invest the funds on an overnight basis.
          (e) Each CD shall be deemed established on the date when the Depository receives payment of the purchase price therefore from Broker in accordance with clause (d) of this Section 3.
          (f) If payment by the Depository of any amount due on a CD hereunder falls on a day which is not a Business Day, the payment will be made on the Business Day immediately following such day and will include interest accrued at the applicable stated rate to, but not including, the day on which the payment was originally due; such payment will not include interest to the Business Day on which the payment is made. For the purpose of this Agreement, a “Business Day” shall mean a day on which the Depository and banks in The City of New York are open for business.

     4. Certain Obligations of the Parties.
          (a) Except as provided below, the CDs will be held by The Depository Trust Company (“DTC”). Each Master Certificate and the Depository’s records maintained in respect of each Master Certificate evidencing CDs will reflect that CDs are registered in the name of CEDE & CO., as nominee of DTC, as custodian for [Name of institution] and other DTC participants, each acting for itself and as nominee or custodian for others or registered assigns. The Depository agrees that it will not amend or make any changes to the form of Master Certificate used to evidence CDs (other than to insert the terms of a particular issuance), without first obtaining the consent of Broker, such consent not to be unreasonably withheld.
          (b) CDs will be issued in book entry form only and no individual certificates of deposits will be provided to purchasers. Notwithstanding the above, in the event a CD purchaser terminates the agency relationship with Broker and does not elect to continue to hold the CD through another DTC participant, upon the purchaser’s request, Broker will furnish to the Depository the necessary information for the Depository to establish a direct depository relationship with each Purchaser. Such depository relationship will be evidenced in the same manner as the Depository evidences its direct depository relationship with purchasers of Comparable CDs, as that term is defined in Section 17 herein. Further, the aggregate amount of CDs evidenced by a Master Certificate, issued on the same terms as the CD now directly held with the Depository, will be adjusted by following the procedures applicable to early withdrawal of CDs and the issuance of individual certificates of deposit, set forth in the Master Certificate.
          (c) Broker will provide promptly to each Purchaser that purchased a CD on the Settlement Date a written confirmation of the purchase of the CD complying with Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The confirmation will specify the amount deposited, the interest rate or the yield to maturity (as applicable) calculated on the basis of the actual number of days in the term of the CD and a 365-day year, the maturity date and such other terms of the CD as Broker determines to be material. In addition, unless the Depository has notified Broker that the CD is not subject to the General Guarantee Agreement, dated October 21, 2008 (the “Guarantee”), made by the Goldman Sachs Group, Inc., the confirmation shall contain substantially the following statement: “The sale of the guarantee of this CD (but not this CD) was made pursuant to a registration statement under the Securities Act of 1933.” Broker will forward (or cause to be forwarded) to any Purchaser that is its [(or a Selling Group Member’s)] customer a disclosure statement (the “Disclosure Statement”) substantially in the form of Exhibit A attached to this Agreement and, if requested by such Purchaser, a copy of the final prospectus relating to such guarantee in the form most recently filed by The Goldman Sachs Group, Inc. with the Securities and Exchange Commission. Broker shall not make any amendment or supplement to the Disclosure Statement or such prospectus, or provide any other written information to Purchasers, without the prior written consent of the Depository.

     5. Amounts Due on CDs. Not later than [12:00 noon], New York time, on any interest payment or maturity date, the Depository shall deposit Federal Funds in a special purpose account designated by DTC.
     6. Representations, Warranties and Covenants of Broker As of the date hereof and as of each Settlement Date, Broker represents, warrants and covenants to the Depository as follows:
          (a) Broker is a                      validly existing and in good standing under the laws of                     .
          (b) Broker is a registered and licensed broker dealer under the Exchange Act and in each jurisdiction in which it will solicit Purchasers of CDs and is duly authorized to act as the agent of each Purchaser for which Broker purchases or holds a CD.
          (c) Broker has full power to execute, deliver and perform this Agreement.
          (d) This Agreement constitutes a legal, valid and binding obligation of Broker enforceable against Broker in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws generally affecting the enforcement of creditors’ rights.
          (e) Broker will comply with any federal, state and local tax reporting requirements applicable to the Depository in connection with CDs held by its customers (including such federal income tax withholding provisions as may be required by the Internal Revenue Service) and will maintain a separate account for any taxes required to be withheld as required by law with respect to any Purchasers and will remit any such taxes withheld on a timely basis to the appropriate taxing authority.
          (f) Broker will comply with federal and state securities laws and regulations applicable to its performance hereunder as seller of CDs (including CDs subject to the Guarantee).
          (g) Broker will, in accordance with applicable published requirements of the Federal Deposit Insurance Corporation (“FDIC”), maintain records of its customers who are purchasers of CDs, including their names, addresses, tax identification numbers and dollar amounts of CDs owned by them and of any representative capacity in which any Purchaser may be acting.
          (h) Broker has fully complied with all requirements of 12 C.F.R. §337 applicable to deposit brokers.
          (i) Broker will comply with all federal anti-money laundering statutes, rules and regulations applicable to a broker-dealer registered under the Exchange Act,

including, but not limited to, the Bank Secrecy Act (31 U.S.C. 5311 et. seq.), its implementing regulations (31 C.F.R. Part 103), and such federal statutes amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (P.L. 107-56, October 26, 2001) or as may be amended from time to time (the “USA PATRIOT Act”). Broker further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Bank Secrecy Act, to which it may become subject. It is understood that the Depository will not check or investigate the procedures of Broker [(or any Selling Group Member)] designed to prevent the violation of these statutes, rules and regulations.
          (j) Broker will comply with the United States regulations imposed by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties.
          (k) Broker will comply with the requirements of the “Truth in Savings Act”, 12 USC §4301 et seq., and any advertisements, as that term is therein defined, in connection with the CDs will contain the information required by the Act and the regulations promulgated thereunder.
          (l) Broker will maintain policies and procedures reasonably designed to (i) make appropriate disclosure to Purchasers of applicable FDIC insurance limits in connection with the purchase of a CD pursuant to law or regulation, if and as applicable to a deposit broker and (ii) prohibit the processing of a single CD purchase in excess of the FDIC insurance limits; provided, however that Broker will not monitor the CD holdings of a Purchaser and is not responsible for CDs of the Depository held by a Purchaser in excess of the FDIC insurance limit.
          (m) Broker has and will maintain procedures reasonably designed to comply with the requirements of the National Association of Securities Dealers, New York Stock Exchange and Financial Industry Regulatory Authority, as applicable, concerning the offer and sale of CDs (including CDs subject to the Guarantee).
     7. Representations, Warranties and Covenants of the Depository. The Depository represents, warrants and covenants to Broker as follows:
          (a) The Depository is an industrial bank duly organized, validly existing and in good standing under the laws of its organization.
          (b) The Depository has full corporate power to execute, deliver and perform this Agreement and to issue and perform its obligations with respect to the CDs.

The execution, delivery and performance of this Agreement and the issuance of the CDs and the performance by the Depository of its obligations in respect thereof has been duly authorized by the Depository.
          (c) This Agreement constitutes a legal, valid and binding obligation of the Depository enforceable against the Depository in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws generally affecting the enforcement of creditors’ rights, including laws relating to the rights of creditors of institutions the accounts of which are insured by the FDIC or which are subject to regulation by federal or state banking authorities.
          (d) Each CD constitutes a legal, valid and binding obligation of the Depository enforceable against the Depository in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws generally affecting the enforcement of creditors’ rights, including laws relating to the rights of creditors of institutions the accounts of which are insured by the FDIC or which are subject to regulation by federal or state banking authorities.
          (e) The obligation of the Depository in respect of each CD is entitled to the priority provided to “depositor liabilities” by Section 11(d)(11) of the Federal Deposit Insurance Act.
          (f) Each CD issued as contemplated hereby will be entitled to deposit insurance of the FDIC subject to the maximum limits on such insurance under 12 U.S.C. §1821 and further subject to Broker [and the Selling Group] being able to satisfy applicable rules and regulations with respect to the identities of Purchasers of CDs and the total dollar amount of the CDs and further subject to FDIC aggregation rules for other accounts held by a Purchaser with the Depository. It is understood and agreed, however, that the Depository shall have no responsibility for monitoring the total amount of deposits held by each Purchaser with the Depository and shall have no liability if a Purchaser’s purchases with the Depository, including the CDs, exceed FDIC insured amounts. The Depository will notify Broker promptly of any action by the FDIC or the Depository to terminate the Depository’s insured status.
          (g) If the deposit insurance on the outstanding CDs is compromised due to subsequent judicial, legislative or regulatory action, the Depository will either (i) redeem the CDs, to the extent permitted by applicable regulations, or (ii) exchange the CDs for like certificates of deposit directly with the Depository if this action would result in the CDs having continuous deposit insurance coverage.
          (h) No applicable law or regulation of the state in which the Depository’s headquarters is located or any political subdivision thereof imposes any state or local income or franchise tax with respect to any CD purchased by a non-resident of the above-referenced state.

          (i) Neither the execution and delivery of the Agreement by the Depository, the consummation by the Depository of the transactions herein contemplated, the fulfillment by the Depository of, or compliance by the Depository with, the terms and provisions hereof, nor the issuance and performance of its obligations under the CDs will conflict with, or result in a breach of any of the terms, conditions or provisions of any federal law, regulation or rule of any government instrumentality governing the Depository or of any law, rule or regulation governing the acceptance of deposits of the state in which the Depository’s headquarters is located, or the charter or bylaws of the Depository or of any agreement to which the Depository is now a party or by which it may be bound.
          (j) At each Settlement Date, the Depository will have obtained and/or made any consent, approval, waiver or other authorization of or by, or filing or registration with, any court, administrative or regulatory agency or other governmental authority which is required to be obtained by the Depository in connection with the execution, delivery or performance by the Depository, or the consummation by the Depository, of the transactions contemplated by this Agreement including, without limitation, the issuance, offer and sale of the CDs.
          (k) At each Settlement Date, the Depository will be either (i) “well capitalized” or (ii) “adequately capitalized,” as such terms are defined in 12 C.F.R. §337, or in any amendments or revisions to such regulations. If the Depository is “adequately capitalized” pursuant to (ii) above, prior to issuing CDs as contemplated hereby, the Depository will have obtained a waiver from the FDIC waiving the prohibition on accepting brokered deposits, provided, however, that the Depository will not be deemed to be in breach of this representation if (1) it has been granted a temporary order from the FDIC waiving the prohibition on accepting brokered deposits and (2) it has provided Broker with a copy of such order prior to any subsequent issuance of CDs. Notwithstanding the preceding, Broker retains the right to decline to permit issuance for “adequately capitalized” institutions.
          (l) The Depository shall notify Broker of any material change affecting the Depository, including, but not limited to, changes of its capital status, ownership, name and location or acquisitions of other depository institutions as it relates to or impacts the CDs or the parties’ performance under this Agreement. The Depository will notify Broker of any such change as soon as the Depository reasonably deems such change to relate to or impact the CDs or the parties’ performance under this Agreement; provided that the Depository will notify Broker immediately and in any event prior to offering CDs, if there has been a change in the Depository’s capital status.
          (m) To the extent permissible by law, the Depository will give Broker prompt notice (but in any event prior to any subsequent issuance of CDs hereunder) of any regulatory enforcement actions, decisions, or orders involving the Depository as it relates to or impacts the CDs or the parties’ performance under this Agreement.

          (n) Insofar as it applies to any CD sold by or through Broker [(including any Selling Group Member)], the Guarantee is registered under the Securities Act of 1933, as amended. Neither the applicable registration statement or any applicable prospectus included therein contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, in each case insofar as relevant to the offering of the Guarantee.
8.	Withdrawals and Redemptions, Assignment, Termination of Deposit Insurance.
          (a) Unless otherwise agreed by the parties hereto, early withdrawal of any CD shall only be permitted in the event of death or adjudication of incompetence of a Purchaser. Broker shall promptly notify the Depository and DTC in writing of any request by or on behalf of a Purchaser for early withdrawal, and shall provide all appropriate documentation to support such request. In the event of any such early withdrawal, DTC, pursuant to the DTC Letter of Representations and the Master Certificate, shall make appropriate notation of such withdrawal on the appropriate Master Certificate then held by it to reflect the reduction in aggregate principal outstanding. The Depository shall have no responsibility for verifying the validity or sufficiency of any such documents. However, the Depository reserves the right to deny early withdrawal if the written verification submitted by [Name of institution] of the Purchaser’s death or adjudication of mental incompetence is determined to be unsatisfactory.
          (b) Pursuant to the procedures set forth in Section 3 of this Agreement, the parties hereto may agree to permit the Depository to redeem certain CDs at its option under terms and conditions set forth in the related term sheet and Master Certificate. Unless the parties hereto agree otherwise, redemption shall be for the full aggregate principal amount of the Master Certificate then outstanding and the redemption price payable shall be 100% of the principal amount of each CD outstanding, plus accrued interest to, but not including, the date of redemption. Notice of redemption shall be given by the Depository to DTC and to Broker in the time period specified in the relevant Master Certificate. Broker shall use reasonable efforts to give notice of redemption to Purchasers holding CDs subject to redemption prior to the date of redemption. Failure by Broker [(or a Broker or Selling Group Member)] to give prior notice of redemption to a Purchaser shall not affect the validity of any such redemption.
          (c) Except in the event of the Depository’s insolvency, the Depository may not transfer or assign the CDs to another insured depository institution unless (i) the Depository provides Broker and DTC with at least 30 days’ prior notification (or if later, with prior notification as soon as permitted under applicable law) of the transfer or assignment of the CDs and (ii) the depository institution assuming the CDs agrees to assume the Depository’s obligations under this Agreement with respect to establishing and maintaining the CDs.

     9. Indemnification.
          [(a)] Either party shall indemnify and hold the other harmless from any loss, cost, damages and expense (including court costs and attorneys’ fees and disbursements, but excluding loss of anticipated profits) arising out of the transactions herein contemplated resulting from the breach by either party of any of its representations, warranties or agreements contained in this Agreement.
          [(b) Broker shall indemnify and hold the Depository harmless from any loss, cost, damages and expense (including court costs and attorney’s fees and disbursements, but excluding loss of anticipated profits) arising out of the transactions contemplated herein or in any Selling Group Agreement resulting from any actions taken or omitted to be taken by any Selling Group Member in carrying out the transactions so contemplated or the breach or alleged breach by any Selling Group Member of any representations, warranties or covenants contained in the Selling Group Agreement between Broker and such Member, including the nonperformance of any of such Member’s obligations under such Selling Group Agreement.]
     10. Notice of Legal Action. Each party will promptly advise the other of any legal or administrative action of which it obtains knowledge by any state or federal court, agency or authority, taken or threatened to be taken, which would preclude, limit or otherwise restrict the offering of the CDs.
     11. Secondary Market. Broker will endeavor to maintain a secondary market for the CDs sold through Broker; provided that Broker shall not be required to, and shall incur no liability for failure to maintain such a market. It is understood and agreed that Broker shall be entitled to the dealer spread in connection with such secondary market transactions effected with or through Broker
     12. Disclosure and Confidentiality.
          (a) Prior to using any descriptive materials which identify the Depository by name and which are not intended solely for internal use, Broker will submit such materials to the Depository for prompt review and approval. Broker agrees to send the Depository on each Trade Date a copy of the disclosure statement then in effect for the CD products being currently offered by Broker on behalf of the Depository.
          (b) The Depository has provided, and while any CD remains outstanding, will provide DTC with information concerning changes of its ownership, name or location and assumption of the CDs by another depository institution.
          (c) Broker will comply with the regulations applicable to the advertising of deposits by deposit brokers contained in Regulation DD, 12 C.F.R. Part 230.

          (d) Each party will safeguard and hold confidential from disclosure to unauthorized parties all non-public information relating to this Agreement [(and the Selling Group Agreements)] and the transactions contemplated herein [and therein]. Both parties agree to keep Purchasers’ records strictly confidential and shall not use information disclosed under this Agreement [(and the Selling Group Agreements)] for any purpose unrelated to this Agreement [(and the Selling Group Agreements)]. For purposes of the foregoing, only officers, directors, employees and agents of Broker and the Depository [(and the Selling Group Members)], including their accountants, auditors and attorneys, shall be authorized parties on a “need to know basis” consistent with their respective positions, legal obligations and responsibilities. Notwithstanding the foregoing, disclosure may be made by either party [(or any Selling Group Member)] to state or federal agencies in a manner and to the extent consistent with the legal and regulatory requirements applicable to Broker, or the Depository [(or any Selling Group Member)]. In addition, if the Depository receives a request for information regarding a Purchaser from a party to a judicial or administrative proceeding, a court, an administrative agency or a federal or state bank regulatory agency the Depository will inform Broker of the request and Broker will provide [(or will direct the appropriate Selling Group Member to provide)] the information sought as soon as possible but in any event within 10 days.
     13. Duration of Agreement. This Agreement shall continue in full force and effect until terminated by either party hereto by giving prior written notice to the other party. Notwithstanding any such termination, the provisions of this Agreement shall continue to apply to any CDs established by the Depository prior to such termination and the provisions of Sections 6, 7, 9, 10 and 12(d) hereof shall survive any such termination.
     14. Expenses. Each party hereto shall pay any costs or expenses incurred by it in connection with the preparation, execution and performance of this Agreement, except as otherwise provided in Section 9 hereof.
     15. Nonexclusive Operation. The Depository recognizes and agrees that Broker may offer to purchase or otherwise market certificates of deposit, time deposits, savings accounts or other instruments or accounts on behalf of or for the account of any other dealer, bank, savings bank, savings association or any other financial institution.
     16. Sales of Comparable Instruments. If the Depository elects to offer, directly or through another deposit broker, Comparable CDs during the Offering Period in which the Depository is effecting sales of CDs to or through Broker, the Depository shall notify Broker before it commences to offer the Comparable CDs through another deposit broker at a higher all-in cost than the all-in cost on CDs sold to or through Broker during the Offering Period. A “Comparable CD” means any certificate of deposit, time deposit or other deposit instrument offered during any week if it is offered generally to the same type of investor, in similar denominations and for a similar term as any CD.

     17. Notice and Places of Payment. All notices, requests, and demands given to or made upon the Depository or Broker shall be made in writing by certified, registered or overnight mail, addressed as follows: If to the Depository, to Goldman Sachs Bank USA, 295 Chipeta Way, 4th Floor, Salt Lake City, Utah 84108, Attention: Chief Financial Officer, and if to Broker, to [Name of institution], [address], Attention:  [Attention]. Such notices, requests, and demands may also be made to such other persons or places as either party shall advise the other party in writing in the manner aforesaid.
     18. Performance through Subsidiaries or Affiliates. It is understood and agreed that the services required to be performed by Broker hereunder may, at Broker’s option, be performed by a subsidiary or an affiliate of Broker; provided, however, that notwithstanding the provisions of this Section 18, Broker shall remain accountable to the Depository for the services required to be performed by Broker hereunder.
     19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same Agreement.
     20. Exclusivity. This Agreement and its exhibits constitute the exclusive statement of the Agreement between the parties and supersedes all prior agreements, negotiations, representations and proposals, written or oral. Its terms cannot be modified, supplemented or rescinded except in writing signed by both parties. Neither party shall be bound by or be liable to the other party for any representation, promise or inducement made by any agent or person in the other’s employ which is not embodied in this Agreement. Nothing in this Section 20 shall be interpreted as restricting the rights of the parties to consent to modification of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person [(including any Selling Group Member)] shall have any rights hereunder.
     21. Invalidity. If any provision or condition of this Agreement is held invalid or unenforceable by any court, or self-regulatory agency, such invalidity or unenforceability attaches only to such provision or condition, and the validity of the remaining provisions and conditions remains unaffected.
     22. Successors. No assignment of this Agreement shall be valid unless the nonassigning party consents to such an assignment in writing except for an assignment of the Issuer’s rights and obligations hereunder to an entity that is a member of the FDIC and that succeeds to all or substantially all of the Issuer’s assets and business and which assumes such obligations by contract, operation of law or otherwise. Subject to the foregoing sentence, this Agreement shall be binding upon all successors, assigns or transferees of either party, irrespective of any change with regard to the name of or the personnel of either party.
     23. Amendments. This Agreement may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     24. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and any legal suit, action or proceedings arising under this Agreement will be instituted in a state or federal court of appropriate jurisdiction located in the State of New York.

     IN WITNESS WHEREOF, the Depository and Broker have executed this Agreement as of the day and year first above written.

GOLDMAN SACHS BANK USA	[Name of institution]

By	By

Authorized Signatory	Authorized Signatory